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                      METROPOLITAN LIFE INSURANCE COMPANY

                               [200 Park Avenue
                           New York, New York 10166]

ROTH 403(B) ENDORSEMENT

This Endorsement is being added to the Contract or Certificate (hereinafter, the "Contract") to permit Purchase Payments to be accepted under a Qualified Roth Contribution Program within the meaning of Section 402A of the Internal Revenue Code of 1986, as amended, (the "Code"), established under an employer's Code section 403(b) plan.

Additionally, if the Contract is a group annuity contract owned by a qualifying organization described in Section 403(b)(1)(A) of the Code (or a Trust) for the exclusive benefit of participants in the employer's Code Section 403(b) plan (and their beneficiaries), the term "Annuitant" when used in the Contract (including any endorsements thereto) shall mean a participant in the employer's Code Section 403(b) plan.

Notwithstanding anything in the Contract (and any prior endorsements thereto), if the Annuitant's employer has established a Qualified Roth Contribution Program under the employer's Section 403(b) plan, to the extent permitted under such plan and under Section 402A of the Code, the Contract will also accept the following Purchase Payments:

    1. After-tax contributions made as elective deferrals and irrevocably designated as Roth Contributions ("Designated Roth Contributions").

    2. Age 50+ catch-up contributions made as elective deferrals permitted under Section 414(v) and irrevocably designated as Roth Contributions.

We may also accept rollover contributions permitted under Section 402A from another Designated Roth Account of the Annuitant; and trustee-to trustee transfers from another Designated Roth Account under the employer's section 403(b) plan to the extent permitted under the Code and the Plan. .

In the case of elective deferral contributions (other than section 414(v) catch-up contributions, such amounts when added to all other elective deferrals (within the meaning of Section 402(g)(3) of the Code) made by the participant to all applicable employer retirement plans (whether or not to a Designated Roth Account) cannot exceed the limit under Code Section 402(g). Such contributions are also subject to the plan contribution limits under
Section 403(b) and 415(c) of the Code.

The limitation on catch- up contributions under Code Section 414(v) shall be applied in the aggregate to all such contributions to applicable retirement plans whether or not made under a Designated Roth Contribution Program.

The Designated Roth Contributions made under this Contract plus any earnings and gains, and minus any losses, properly attributable to such contributions, shall be separately accounted for as required under Section 402A of the Code (hereinafter "Designated Roth Account"); and shall not be accounted for as part of the pre-tax Section 403(b) account ("Pre-Tax Account") maintained under this Contract. Benefits and other amounts under the Contract in addition to the account balance shall be allocated between the Designated Roth Account and the Traditional Section 403(b) Account as required under Section 402A of the Code and the regulations there under.

Loans may be permitted from the Designated Roth Account if made in accordance with our administrative procedures in place at the time of the loan application.

The issuer may implement, in accordance with its administrative procedures, an ordering rule for distributions and withdrawals (including but not limited to, hardship or other permitted in service withdrawals) from the Annuitant's Designated Roth Account or Pre-Tax Account to the extent permitted by the Code. Such ordering rules may specify which account is distributed first or may permit the participant to elect from which account withdrawal and distributions are made first.

Notwithstanding anything in the Contract to the contrary, rollover distributions from the Designated Roth Account may only be made to another Designated Roth Account of the Annuitant or to a Roth Individual Retirement Account or Annuity under Code section 408A. To the extent required by the Code, any mandatory distribution to the Plan participant in excess of $1,000 from the Designated Roth Account must be automatically rolled over to a Roth IRA designated by the plan. administrator, unless the Plan participant elects to receive such amount in cash or rolls it over to a plan permitted under the Code.

All other terms and conditions of the Contract remain unchanged.

ML-G-Roth-398 (11/05)

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Metropolitan Life Insurance Company has caused this Rider to be signed by its
Vice-President & Secretary.

[GRAPHIC]

[Gwenn L. Carr
Vice-President & Secretary]

ML-G-Roth-398 (11/05)